Exhibit 99.1

Investor Contact:

Doug Naylor

QLogic Corporation

949.542.1330

doug.naylor@qlogic.com

QLOGIC ANNOUNCES LEADERSHIP CHANGE

ALISO VIEJO, Calif., August 21, 2015—QLogic Corp. (Nasdaq:QLGC), today announced that the board has appointed Christine King as executive chairman and Jean Hu as acting CEO. King has served as a member of the board of directors since 2013 and previously served as president and CEO of Standard Microsystems Corporation and AMI Semiconductor. Hu has served as senior vice president and chief financial officer since 2011 and will continue in that role and retain her CFO responsibilities while serving as acting CEO.

Prasad Rampalli has resigned his positions as president and chief executive officer in order to pursue other opportunities.

“On behalf of the board, I would like to thank Prasad for his contributions to QLogic. We wish Prasad well in his future endeavors,” said Chris King, executive chairman, QLogic.

Jean and Chris will work together in reviewing the company’s business opportunities and leading the company forward. The company reaffirms its non-GAAP financial guidance for the second quarter of fiscal year 2016.

QLogic – the Ultimate in Performance

QLogic (Nasdaq:QLGC) is a global leader and technology innovator in high performance networking, including adapters, switches and ASICs. Leading OEMs and channel partners worldwide rely on QLogic products for their data, storage and server networking solutions. For more information, visit www.qlogic.com.